UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) FEBRUARY 9, 1998

                       TRAVEL SERVICES INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

    DELAWARE                             0-29296            52-2030324
(State or other juris-                (Commission          (IRS Employer
diction of incorporation)             File Number)        Identification No.)

              220 CONGRESS PARK DRIVE, DELRAY BEACH, FLORIDA 33445
               (Address of principal executive offices) (Zip Code)

         Registrant's telephone number, including area code 561-266-0860


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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

GOLD COAST TRAVEL AGENCY CORPORATION, INC.
D/B/A GOLD COAST CRUISE CENTER

On February 9, 1998, Travel Services International, Inc. (the "Company") completed the acquisition of all of the outstanding capital stock of Gold Coast Travel Agency Corporation, Inc., a Florida corporation ("Gold Coast"), pursuant to a Stock Purchase Agreement, effective February 1, 1998 (such acquisition being referred to as the "Gold Coast Acquisition"). Gold Coast is a specialized distributor of cruises, operating out of a central reservation center in Miami, Florida. The Gold Coast Acquisition further expands the Company's existing presence in the cruise reservations market, while adding additional marketing opportunities via cable and satellite television commercials.

The aggregate consideration paid for the Gold Coast Acquisition was $10.5 million, consisting of 163,775 shares of common stock of the Company (valued at approximately $3.75 million based on the average of the closing prices of the Company's common stock for the ten trading days prior to the effective date of the Stock Purchase Agreement), $6.25 million in cash and $500,000 in contingent consideration (based upon performance for the 1998 fiscal year). The cash portion of the consideration was funded with advances on the Company's revolving credit facility with NationsBank, N.A. The amount of consideration was determined based on arms-length negotiations. The selling stockholder of Gold Coast was Rhea Sherota. The acquisition will be accounted for as a purchase.

Prior to the Gold Coast Acquisition, all of the capital stock of Gold Coast was owned by Rhea Sherota who, following the acquisition, is the Chief Executive Officer of Gold Coast. There are no other material relationships known to the Company between the seller of the acquired company and the Company or its affiliates, directors or officers, or associates of such directors or officers.

The assets of Gold Coast include supplier contracts, customer lists, accounts receivable, personal property, cash and cash equivalents, toll-free telephone numbers and certain intangibles. The Company expects to continue to utilize these assets in a manner consistent with that of their historical usage.

The Company has agreed to register the shares issued in connection with the Gold Coast Acquisition on a shelf registration statement to be filed within six months so as to permit the sale or other disposition (subject to certain lock-up agreements and restrictions) by the holder of such shares. The Company has agreed to pay the expenses in connection with any such registration, other than selling commissions.

The foregoing descriptions are qualified in all respects by reference to the full text of the acquisition agreement which is included as an exhibit to this report.

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ITEM 5.  OTHER EVENTS.

DIPLOMAT TOURS, INC. AND INTERNATIONAL AIRLINE CONSOLIDATORS

On January 20, 1998, the Company completed the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of Diplomat Tours, Inc., a California corporation, and International Airline Consolidators, a sole proprietorship (collectively, "Diplomat"), pursuant to an Asset Purchase Agreement dated as of October 28, 1997, among the Company, Diplomat and Darleen Rippon, as sole stockholder (such acquisition being referred to as the "Diplomat Acquisition"). Diplomat, located in Sacramento, California, is a specialized distributor of international airline reservations. The Diplomat Acquisition further expands the Company's existing presence in the international airline reservations market.

The consideration paid for the Diplomat Acquisition was determined based on arms-length negotiations and consisted of a combination of cash and shares of common stock of the Company. The acquisition will be accounted for as a purchase. The Company is not aware of any material relationship that existed prior to the Diplomat Acquisition between the Company or its affiliates, directors or officers, or associates of such directors or officers on the one hand, and Diplomat and its shareholder on the other hand. Darleen Rippon will continue as the Chief Executive Officer of Diplomat.

AUTONET INTERNATIONAL, INC.

On February 20, 1998, the Company completed the acquisition of all of the outstanding capital stock of, and business assets relating to, AutoNet International, Inc., a Delaware corporation ("AutoNet"), pursuant to a Purchase Agreement dated February 20, 1998, among the Company, AutoNet, Canadian Travel Advisors Limited and International Voyages Limited (such acquisition being referred to as the "AutoNet Acquisition"). AutoNet is a specialized distributor of auto rental reservations to travel agents and travelers.

The consideration paid for the AutoNet Acquisition was determined based on arms-length negotiations and consisted solely of cash. The acquisition will be accounted for as a purchase. The Company is not aware of any material relationship that existed prior to the AutoNet Acquisition between the Company or its affiliates, directors or officers, or associates of such directors or officers on the one hand, and AutoNet and its shareholders on the other hand. Ronald R. Denaro will continue to manage the business as President of AutoNet on behalf of the Company.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

EXHIBITS

Stock Purchase Agreement, dated as of February 9, 1998, among Travel Services International, Inc., Gold Coast Travel Agency Corporation, Inc., and Rhea Sherota

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            TRAVEL SERVICES INTERNATIONAL, INC.
                                                         (Registrant)

Date: February 24, 1998

                             /S/ JILL M. VALES
                             --------------------------------------------------
                              Jill M. Vales
                              Senior Vice President and Chief Financial Officer (as both a duly authorized officer of the registrant and the principal financial officer or chief accounting officer of the
                              registrant)

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                                  EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION
-----------                -----------

    1 Stock Purchase Agreement, effective as of February 1, 1998, by and among Travel Services International, Inc., Gold Coast Travel Agency Corporation, Inc. and Rhea Sherota